COMPANY CONTACT:

Vion Pharmaceuticals, Inc.

Alan Kessman, Chief Executive Officer

Howard B. Johnson, President & CFO

(203) 498-4210 phone

Vion Pharmaceuticals Holds Special Meeting of Stockholders

Stockholders Approve Board Authority to Implement Reverse Stock Split and

Reduce the Number of Total Shares and Authorized Shares

NEW HAVEN, CT, February 13, 2008 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) announced that a Special Meeting of Stockholders was held at the Omni Hotel in New Haven, Connecticut today at 10:00 Eastern Time.

At the meeting, shareholders voted to approve amendments to the Company’s Restated Certificate of Incorporation to:

▪

effect a reverse stock split of the Company’s outstanding common stock of not less than 1-for-5 and not more than 1-for-10, with the exact ratio to be set within that range by the Board of Directors without further approval by stockholders; and

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decrease the total number of shares and the number of shares of common stock that the Company is authorized to issue.

Alan Kessman, Chief Executive Officer, said, “We are pleased that our shareholders have authorized our Board of Directors to implement a reverse stock split.  We will now determine the appropriate split ratio to establish a price for our common stock allowing us to regain compliance with Nasdaq’s listing requirements.”

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials.  Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a pivotal Phase II trial as a single agent in elderly patients with de novo poor-risk acute myelogenous leukemia. Clinical trials of Cloretazine® (VNP40101M) as a single agent in small cell lung cancer, with temozolomide in brain tumors, and with stem cell transplantation in advanced hematologic malignancies, are also being conducted.  Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute.  For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion's Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended September 30, 2007. In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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